EXHIBIT 16.1


April 7, 2003


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street,  N.W.
Washington, D.C.  20549

Dear  Sir/Madam:

     We have read Item 4 included in the Form 8-K dated April 5, 2003 of Hersha Hospitality Trust to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very  truly  yours,



/s/  Moore Stephens, P.C.

cc:  Mr. Ashish R. Parikh, Chief Financial Officer, Hersha Hospitality Trust